Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement (No. 333-289964) on Form S-1 of Elauwit Connection, Inc. of our report dated April 7, 2025, which includes an explanatory paragraph as to Elauwit Connection, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Elauwit Connection, Inc. as of and for the years ended December 31, 2024 and 2023, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Freed Maxick P.C.

Buffalo, New York

October 14, 2025

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